EXECUTION VERSION

                                    AGREEMENT

         THIS AGREEMENT, dated as of April 21, 2006, by and among: (i) PW Eagle, Inc., a Minnesota corporation (the "COMPANY"); (ii) Pirate Capital LLC, a Delaware limited liability company ("PIRATE CAPITAL"); and (iii) Jolly Roger Fund LP, a Delaware limited partnership and an investment fund, Jolly Roger Offshore Fund LTD, a British Virgin Islands company and an investment fund, and Jolly Roger Activist Portfolio Company LTD, a Cayman Islands exempted company and an investment fund (together, the "JOLLY ROGER FUNDS").

         WHEREAS, Pirate Capital and Thomas R. Hudson Jr. filed a Schedule 13D dated February 28, 2006 with regard to securities of the Company held by the Jolly Roger Funds (the "PIRATE CAPITAL SCHEDULE 13D");

         WHEREAS, the Pirate Capital Schedule 13D and letters to the Company dated March 9, 2006 indicated Pirate Capital's intention to make certain nominations and proposals at the Company's 2006 annual meeting of shareholders (the "ANNUAL MEETING") with the purpose of, among other things, effectuating a change in the majority of the Board of Directors of the Company (the "BOARD");

         WHEREAS, in view of the Pirate Capital Schedule 13D and other considerations, including a Schedule 13D filed by another shareholder independent of Pirate Capital, the Jolly Roger Funds and Thomas R. Hudson Jr. (collectively, the "PIRATE PARTIES"), the Board has determined that it is in the best interests of the Company and its shareholders to effectuate certain changes with regard to the Board and other agreements of the Company by entering into this Agreement;

         WHEREAS, each of Denver Kaufman, Richard W. Perkins, Bruce A. Richard and William H. Spell has submitted his written irrevocable resignation from the Board effective as of the election of directors at the Annual Meeting, and Harry
W. Spell has notified the Board in writing that he has irrevocably determined not to stand for re-election at the Annual Meeting, copies of which have been provided to Pirate Capital, and each such director has determined that it is in the best interests of the Company and its shareholders for him to take such action and for the Company to enter into this Agreement and to consummate the transactions contemplated hereby; and

         WHEREAS, the Company has delivered to Pirate Capital a Secretary's Certificate certifying to the adoption and effectiveness of resolutions, copies of which are attached to such certificate, duly approved unanimously by the Board, that (i) authorize and direct the Company to enter into this Agreement and consummate the transactions contemplated hereby, (ii) approve each of the matters set forth herein and contemplated hereby, (iii) accept the resignation of each of Denver Kaufman, Richard W. Perkins, Bruce A. Richard and William H. Spell and the decision of Harry W. Spell not to stand for re-election, (iv) nominate each of the individuals identified in Section 3 hereof for election to the Board at the Annual Meeting, (v) resolve to propose and recommend at the Annual Meeting that the shareholders of the Company approve the by-law amendment set forth in Section 1 hereof, (vi) set the record date, meeting date, time and location for the Annual Meeting, and (vii) determine that each of the foregoing matters is in the best interests of the Company and its shareholders.


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         NOW, THEREFORE, the parties hereto agree as follows:

          1. AMENDMENT TO BY-LAWS. The Board shall propose for adoption at the Annual Meeting, and recommend that the Company's shareholders approve, an amendment of Section 3.2 of the Company's by-laws to eliminate the Company's staggered board of directors, which shall read as follows:

                  "Section 3.2 of the Company's by-laws is hereby deleted in its entirety and replaced with the following:

                  `3.2) NUMBER, TERM AND QUALIFICATIONS. The Board of Directors shall consist of one or more members. At each regular meeting, the shareholders shall determine the number of directors; provided, that between regular meetings the authorized number of directors may be increased or decreased by the shareholders or increased by the Board of Directors. Each director shall serve for an indefinite term that expires at the next regular meeting of shareholders, and until such director's successor is elected and qualified, or until such director's earlier death, resignation, disqualification, or removal as provided by statute.'"

          2. SIZE OF BOARD OF DIRECTORS. The Board shall propose for adoption at the Annual Meeting, and recommend that the Company's shareholders approve, a resolution setting the size of the Board at seven (7) directors.

          3. NOMINATIONS FOR BOARD OF DIRECTORS. The Board shall nominate for election to the Board by the shareholders of the Company at the Annual Meeting, and recommend that the Company's shareholders elect, each of the following individuals and only such individuals: Jerry A. Dukes, Martin White, Thomas R. Hudson Jr., Zachary R. George, Todd Goodwin, Lee D. Meyer and Stephen M. Rathkopf. Pirate Capital has determined, based on information provided by such individual, that Todd Goodwin meets the qualifications of financial sophistication as set forth in the second sentence of Rule 4350(d)(2)(A) of the Marketplace Rules of the National Association of Securities Dealers, Inc. Notwithstanding any provision of this Agreement to the contrary, if at any time prior to the election of directors at the Annual Meeting any of Thomas R. Hudson Jr., Zachary R. George and Todd Goodwin is unable or unwilling to stand for election as a director at the Annual Meeting or to serve as a director if elected, then Pirate Capital shall designate a replacement for such person and this Agreement shall apply with respect to such replacement as if such replacement was named in the first sentence of this Section 3, any such replacement to be reasonably acceptable to the nominating committee of the Board. The election of directors shall be the last item of business at the Annual Meeting, with the possible exception (if the Company so chooses) of ratification of the appointment of the Company's auditors. Notwithstanding any provision of this Agreement to the contrary, if at any time prior to the election of directors at the Annual Meeting any of Jerry A. Dukes, Martin White, Lee D. Meyer or Stephen Rathkopf is unable or unwilling to stand for election as a director at the Annual Meeting or to serve as a director if elected, then the nominating committee of the Board shall designate a replacement for such person and this Agreement shall apply with respect to such replacement as if such replacement was named in the first sentence of this Section 3.


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          4. VOTE ON OPTIONS. The Company has indicated to Pirate Capital that the Board may propose for approval at the Annual Meeting, and recommend that the Company's shareholders approve, an amendment to the Company's 1997 Stock Option Plan increasing the number of shares reserved for issuance under the plan from 2,200,000 to 2,700,000. The Company represents, warrants and covenants that the most recent grant of stock options or other Company securities, pursuant to such plan or otherwise, was as of the date hereof, and shall be as of the Annual Meeting, the grant on December 13, 2005 of 184,000 stock options pursuant to such plan, all of which were issued only to current management and employees of the Company.

          5. VOTE ON RESTRICTED STOCK GRANTS. The Company has indicated to Pirate Capital that the Board may propose for approval at the Annual Meeting, and recommend that the Company's shareholders approve, restricted stock grants made by the Company on March 6, 2003, September 30, 2003 and April 3, 2006 consisting of an aggregate of 90,500 shares of the Company's common stock. The Company represents and warrants that all of such shares were issued only to current management and employees of the Company or pursuant to the express informed approval of the Board pursuant to Section 302A.255 of the Minnesota Business Corporation Act.

          6. ANNUAL MEETING; VOTING AGREEMENT; SEC FILINGS.

          (a) The Company shall call and hold the Annual Meeting as soon as reasonably practicable following the execution of this Agreement, and shall file the Company's proxy statement with respect to the Annual Meeting no later than April 28, 2006 and hold the Annual Meeting no later than 35 days following notification from the SEC of no review (or, if no such notification is given, then following passage of the 10-day review period without notification from the SEC of its intent to review), or in the event of a review, notification that the SEC has no further comments. The Company shall, with respect to the Annual Meeting, solicit proxies in favor of each of the items of business described in Sections 1-3 of this Agreement in a reasonable and timely manner, in accordance with applicable laws, rules and regulations, and shall cause all valid proxy cards timely received to be voted as indicated thereon or, if no indication is made thereon, then in favor of each of the items of business described in Sections 1-3 of this Agreement and against any other item of business to come before the Annual Meeting (other than the items of business described in Section 4 and 5 of this Agreement and any routine matters such as the ratification of the appointment of the Company's auditors and those incident to the conduct of the meeting). The Company may, with respect to the Annual Meeting, in its discretion, solicit proxies in favor of each of the items of business described in Sections 4 and 5 of this Agreement in a reasonable and timely manner, in accordance with applicable laws, rules and regulations. Provided that the Board and the Company take all of the actions required thereof in this Agreement, Pirate Capital shall vote all of the Company's common stock beneficially owned by it on the record date for the Annual Meeting in favor of each of the items of business set forth in Sections 1-3 hereof, and, if proposed as set forth above, the items of business set forth in Sections 4 and 5 hereof, at the Annual Meeting. Neither Pirate Capital, the Company nor any of their respective affiliates or associates (as those terms are defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT")), will, and they will not assist or encourage others (including by providing financing) to, directly or indirectly, with respect to the Annual Meeting, propose a competing slate of directors, or solicit votes of the shareholders of the Company in opposition to the slate of directors to be nominated as set forth herein or in opposition to any of the items of business described in Sections 1-5 hereof. Neither the Company nor the Board shall propose or support any other item of business to be conducted, or any other director to be elected, at the Annual Meeting other than as set forth in Sections 1-5 of this Agreement and any routine matters such as the ratification of the appointment of the Company's auditors and those incident to the conduct of the meeting.

          (b) The Company shall provide Pirate Capital with a copy of the preliminary and definitive proxy statements and any additional solicitation materials with respect to the Annual Meeting at least five (5) days (in the case of any proxy statement) and at least two days (in the case of any additional solicitation materials) in advance of the earlier filing or dissemination of such documents and shall incorporate into such documents any revisions thereto reasonably requested by Pirate Capital within such time period. The Company shall promptly deliver to Pirate Capital a copy of any comments of the Securities and Exchange Commission or its Staff (the "SEC") regarding any documents filed with the SEC and of any request from the SEC for amendments or supplements to any such documents or for any additional information. The Company shall provide Pirate Capital and its outside counsel with a reasonable opportunity (in no event less than one business day) to review all responses to such comments and requests, including any documents to be filed in response thereto, in each case in advance of their being provided to the SEC, and shall incorporate into such documents any revisions thereto reasonably requested by Pirate Capital within such time period. Additionally, the Company shall promptly and fully inform Pirate Capital and its outside counsel with respect to all communications with the SEC, including all meetings and telephone conferences, relating to such documents, the preliminary or definitive proxy statements, any additional solicitation materials, this Agreement or any of the transactions contemplated hereby.

          7. EXPENSE REIMBURSEMENT. The Company agrees to reimburse Pirate Capital for its reasonable fees and expenses (including those of its counsel) incurred in connection with (i) the Annual Meeting, including all actions taken prior to or after the date hereof in furtherance of Pirate Capital's contemplated proxy solicitation with respect to the Annual Meeting, and (ii) this Agreement, including the negotiation and execution hereof and the transactions contemplated hereby, subject to an aggregate cap of $200,000. Such reimbursement payments to be made within five (5) business days of delivery of the applicable invoices or other documentation.

          8. REPRESENTATIONS AND WARRANTIES.

          (a) Each of the Company, Pirate Capital and the Jolly Roger Funds hereby represents and warrants with respect to itself as follows:

          (i) AUTHORITY RELATIVE TO THIS AGREEMENT. It has the full legal right and power and all authority and approval required to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder. This Agreement has been duly authorized, executed and delivered by it and this Agreement constitutes the valid and binding obligation of it enforceable against it in accordance with the terms hereof.

          (ii) ABSENCE OF CONFLICTS. Its execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and its performance hereunder in accordance with the terms and conditions hereof do not and will not: (i) require the approval of any third party, including its shareholders or investors, (ii) violate, conflict with or result in a breach of any provision of its articles of incorporation, by-laws or comparable governing documents, (iii) violate, conflict with or result in a breach of any provision of or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any lien, charge, penalty or encumbrance under, any contract or other agreement to which it is a party or by or to which it is bound or subject, or (iv) violate any judgment, ruling, order, writ, injunction, award, decree, statute, law, ordinance, code, rule or regulation of any court or foreign, federal, state, county or local government or any other governmental, regulatory or administrative agency or authority that is applicable to it.

          (b) Pirate Capital represents and warrants that the Pirate Parties are acting independently of any third party, and not pursuant to an agreement, arrangement, relationship, understanding or otherwise for the purpose of acquiring, owning, holding, voting or disposing of any shares of the Company, and the Pirate Parties do not constitute a single person with any third party for purposes of the definition of an "Acquiring Person" in Section 302A.011 Subd. 37 of the Minnesota Business Corporation Act or "Beneficial Ownership" in
Section 302A.011 Subd. 41(c) of the Minnesota Business Corporation Act and do not constitute a "group" with any third party within the meaning of Rule 13d-5 under the Exchange Act.

          (c) The Company represents and warrants that each of the following individuals have irrevocably agreed with the Company (but not with each other), in their capacity as shareholders, not to take any action opposed to or inconsistent with this Agreement and the transactions contemplated hereby:
Denver Kaufman, Richard W. Perkins, Bruce A. Richard, Harry W. Spell, William H. Spell and Dobson West. Any amendment or waiver of such agreement or failure by any such person to so act shall constitute a breach by the Company of this Agreement.

          9. AMENDMENT. No amendment or waiver of any provision of this Agreement shall be effective unless in writing and signed by all of the parties hereto.

          10. SEVERABILITY. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

          11. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of each party.

          12. EXECUTION IN COUNTERPARTS. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute one and the same instrument.

          13. FURTHER ASSURANCES. Each party agrees to take or cause to be taken such further actions, and to execute, deliver and file or cause to be executed, delivered or filed, such further documents and instruments, and to obtain such consents, as may be reasonably required or requested by another party in order to effectuate fully the purposes, terms and conditions of this agreement.

          14. NOTICE. All notices, requests and demands to or upon a party hereto, to be effective with respect to this Agreement, shall be in writing, and shall be sent by certified or registered mail, return receipt requested, by personal delivery against receipt, by overnight courier or by facsimile and, unless otherwise expressly provided herein, shall be deemed to have been validly served, given, delivered or received immediately when delivered against receipt, three (3) business days' after deposit in the mail, postage prepaid, one (1) business day after deposit with an overnight courier or, in the case of facsimile notice, when sent with respect to machine confirmed, addressed as follows:

         If to Company:              PW Eagle, Inc.
                                     1550 Valley River Drive
                                     Eugene, Oregon  97440
                                     Attention:  Scott M. Long
                                     Facsimile No.:  (541) 686-9248

         With a copy to:             Fredrikson & Byron, P.A.
                                     200 South Sixth Street, Suite 4000
                                     Minneapolis, MN 55402-1425
                                     Attention:  K. Lisa Holter
                                     Facsimile No.:  (612) 492-7077

         If to Pirate Capital and    Pirate Capital LLC
         the Jolly Roger Funds:      200 Connecticut Avenue, 4th Floor
                                     Norwalk, CT 06854
                                     Attention:  Christopher Kelly, Esq.
                                     Facsimile No.  (203) 854-5841

         With a copy to:             Schulte Roth & Zabel LLP
                                     919 Third Avenue
                                     New York, NY 10022
                                     Attention:  Marc Weingarten, Esq.
                                     Facsimile No.:  (212) 593-5955


or to such other address as each party may designate for itself by notice given in accordance with this Section 14.

          15. TIME OF ESSENCE. Time is of the essence with respect to this Agreement.

          16. ENTIRE AGREEMENT. This Agreement embodies the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, understandings and inducements, whether express or implied, oral or written, with respect to the subject matter hereof.

          17. INTERPRETATION. No provision of this Agreement shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or dictated such provision. Each party hereto acknowledges that it has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement with its legal counsel and that this Agreement shall be construed as if jointly drafted by the parties. Any breach by or nonperformance of any provision of this Agreement that calls for action to be taken by the Board shall constitute a breach of this Agreement by the Company. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of terms contained herein. Unless the context of this Agreement otherwise requires, as used herein:
(i) words of any gender shall be deemed to include each other gender; (ii) words using the singular or plural number shall also include the plural or singular number, respectively; (iii) the words "hereof", "herein" and "hereunder" and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement; (iv) the word "including" and words of similar import mean "including, without limitation"; (v) "or" is not exclusive; and (vi) provisions apply to successive events and transactions.

          18. GOVERNING LAW AND JURISDICTION. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MINNESOTA (WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE). EACH PARTY HEREBY CONSENTS AND AGREES THAT ANY FEDERAL OR STATE COURT LOCATED IN HENNEPIN COUNTY, MINNESOTA SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THE COMPANY ON THE ONE HAND AND THE PIRATE PARTIES ON THE OTHER HAND PERTAINING TO THIS AGREEMENT OR TO ANY MATTER ARISING OUT OF OR RELATED TO THIS AGREEMENT. EACH PARTY EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND HEREBY WAIVES ANY OBJECTION WHICH IT MAYHAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS. EACH PARTY HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAYBE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH PARTY AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF SUCH PARTY'S ACTUAL RECEIPT THEREOF OR 3 DAYS AFTER DEPOSIT IN THE U.S. MAILS, PROPER POSTAGE PREPAID. NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO AFFECT THE RIGHT OF ANY PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW, OR TO PRECLUDE THE ENFORCEMENT BY ANY PARTY OF ANY JUDGMENT OR ORDER OBTAINED IN SUCH FORUM OR THE TAKING OF ANY ACTION UNDER THIS AGREEMENT TO ENFORCE SAME IN ANY OTHER APPROPRIATE FORUM OR JURISDICTION.

          19. INJUNCTIVE RELIEF. Each of the Pirate Parties, on the one hand, and the Company, on the other, acknowledges that a party will suffer irreparable harm if any other party breaches this Agreement. Accordingly, a non-breaching party shall be entitled, in addition to any other rights and remedies that it may have, at law or at equity, to an injunction, without the posting of a bond or other security, enjoining or restraining any other party from any violation of this Agreement. Each party hereby consents to the other parties' right to the issuance of such injunction.

          20. PUBLIC ANNOUNCEMENTS. Any public announcement or similar publicity with respect to this Agreement may be issued, at such time and in such manner as the parties shall agree in advance; provided, however, that (i) the Pirate Parties shall be permitted, in their discretion, to amend the Pirate Capital
Schedule 13D to reflect this Agreement or otherwise, and to make any other disclosure required by applicable law, and (ii) the Company shall be permitted to disclose this Agreement on Form 8-K, and to make any other disclosure required by applicable law, after Pirate Capital is provided with a reasonable opportunity to review and comment on any such disclosure.

            ** the remainder of this page intentionally left blank **


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          IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this AGREEMENT to be duly executed and delivered as of the date first above written.


                                            PW EAGLE, INC.


                                            By:  /s/ William Spell
                                                 ------------------------------
                                                 Name:  William Spell
                                                 Title: Co-Chairman

JOLLY ROGER FUND LP                         PIRATE CAPITAL LLC

By:  Pirate Capital LLC
Its:  General Partner                       By: /s/ Thomas R. Hudson Jr.
                                                -------------------------------
                                                Name:  Thomas R. Hudson Jr.
                                                Title: Managing Member
By:  /s/ Thomas R. Hudson Jr.
     -----------------------------
       Name:  Thomas R. Hudson Jr.
       Title:  Managing Member

JOLLY ROGER OFFSHORE FUND                   JOLLY ROGER ACTIVIST
LTD                                         PORTFOLIO COMPANY LTD

By:  Pirate Capital LLC                     By:  Pirate Capital LLC
Its: Investment Advisor                     Its: Investment Advisor


By:  /s/ Thomas R. Hudson Jr.               By: /s/ Thomas R. Hudson Jr.
     -----------------------------              -------------------------------
     Name:  Thomas R. Hudson Jr.                 Name:  Thomas R. Hudson Jr.
     Title:  Managing Member                     Title: Managing Member